UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2010
RRI Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-16455	76-0655566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Main Street, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 357-3000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURES
EX-99.1

Item 7.01 Regulation FD Disclosure.
     On April 11, 2010, RRI Energy, Inc. (“RRI Energy”), Mirant Corporation (“Mirant”), and RRI Energy Holdings, Inc., a direct wholly-owned subsidiary of RRI Energy (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Mirant (the “Merger”), with Mirant continuing as the surviving corporation and a wholly-owned subsidiary of RRI Energy. Additionally, upon the closing of the Merger, RRI Energy will be renamed GenOn Energy, Inc. (“GenOn”). The Merger is conditioned on, among other things, GenOn obtaining debt financing in amounts and on terms that satisfy conditions set forth in the Merger Agreement.
     As part of this financing, RRI Energy and Mirant currently plan to commence syndication of a new senior secured term loan and revolving credit facility of GenOn (the “credit facilities”) and an offering of notes in a private placement. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     RRI Energy is furnishing under Item 7.01 of this Current Report on Form 8-K the information included as Exhibit 99.1. This information is disclosed in a preliminary information memorandum that is being furnished to potential lenders in connection with the syndication of the credit facilities and a preliminary offering memorandum that is currently expected to be furnished to investors in the private placement.
     The information in Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K is being furnished, not filed. Accordingly, the information will not be incorporated by reference into any registration statement filed by RRI Energy under the Securities Act of 1933, as amended, unless specifically identified as being incorporated by reference therein.

Exhibit Number	Document

99.1	Excerpts of certain information from financing offering documents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 8, 2010

RRI Energy, Inc.
/s/ Thomas C. Livengood
Name:	Thomas C. Livengood
Title:	Senior Vice President and Controller

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